Exhibit 2.2

WARRANT AGREEMENT AMENDMENT

THIS WARRANT AGREEMENT AMENDMENT (the “Agreement”) made as of July 10, 2026.

AMONG:	SPRING VALLEY ACQUISITION CORP. III, a Cayman Islands exempted company (the “Company”)

AND:	CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, a New York limited purpose trust company (the “Warrant Agent”)

AND:	ODYSSEY TRANSFER AND TRUST COMPANY, a Minnesota corporation (“Odyssey”)

WHEREAS by a Warrant Agreement made on September 3, 2025, between the Company and Warrant Agent (the “Warrant Agreement”), as warrant agent, provision was made for the issue of warrants, subject to the terms and conditions contained in the Warrant Agreement;

AND WHEREAS Warrant Agent agreed to transfer to Odyssey the appointment as warrant agent under the Warrant Agreement, subject to the agreement of the Company;

AND WHEREAS to give effect to the foregoing, the Warrant Agent, in accordance with the terms of the Warrant Agreement, will be removed as warrant agent thereunder and discharged from the rights, powers, duties and obligations thereof, and Odyssey will assume all of Warrant Agent’s rights, powers, duties and obligations under the Warrant Agreement, all in accordance with the terms of this Agreement;

AND WHEREAS the Company appoints Odyssey as the successor warrant agent, and Odyssey is prepared to accept such appointment;

AND WHEREAS the parties wish to execute this Agreement for the purpose of providing for the removal of Warrant Agent as warrant agent and for its replacement by Odyssey, such removal and replacement to take effect as of the date of the closing of the business combination (the “Transfer Date”) between the Company (to be renamed “General Fusion Group Ltd.” immediately prior to the Transfer Date) and General Fusion Inc., a British Columbia limited company (“General Fusion”) pursuant to certain Business Combination Agreement (the “Business Combination Agreement”), dated as of January 21, 2026, as amended on May 12, 2026 and on June 3, 2026, by and among the Company, General Fusion, and 1573562 B.C. Ltd., a British Columbia limited company;

AND WHEREAS, pursuant to Section 9.8(iv) of the Warrant Agreement, the parties may amend the Warrant Agreement for the purposes described herein without the approval of any registered warrant holders;

NOW THEREFORE This agreement witnesses that in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties covenant and agree as follows:

1.	Amendment of the Warrant Agreement. The parties hereby amend, effective as of the Transfer Date, the Warrant Agreement as provided in this Section 1.

1.1.	Appointment of Successor Warrant Agent. Section 8.2.1 of the Warrant Agreement is amended in its entirety as follows:

“Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity, in good standing, and authorized to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.”

1.2.	Change of Warrant Agent. References to “Continental Stock Transfer & Trust Company” in the Warrant Agreement shall be replaced with “Odyssey Transfer and Trust Company”.

1.3.	Change of Address of the Warrant Agent. Section 9.2 of the Warrant Agreement is amended in its entirety as follows:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

General Fusion Group Ltd.

6020 Russ Baker Way

Richmond, BC V7B 1B4

Attention: Chief Executive Officer

with a copy to the Company’s counsel at:

Fasken Martineau DuMoulin LLP

2900 – 550 Burrard St.

Vancouver, BC V6C 0A3

Attention: Shahrooz Nabavi, Partner

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Odyssey Transfer and Trust Company

Attention: Client Services

860 Blue Gentian Rd. Suite 320

Eagan, MN 55121

1.4.	Exhibit A – Form of Warrant Certificate. References to “Continental Stock Transfer & Trust Company” in Exhibit A shall be replaced with “Odyssey Transfer and Trust Company.”

2.	The Warrant Agent hereby is removed as warrant agent under, and is hereby discharged from the rights, powers, duties and obligations of the warrant agent, the Warrant Agreement, effective as of the Transfer Date.

3.	The Company hereby appoints Odyssey as successor warrant agent under the Warrant Agreement in the place and stead of Warrant Agent and with like effect as if originally named as warrant agent under the Warrant Agreement, effective as of the Transfer Date and Odyssey hereby accepts such appointment. The Company hereby agrees that Warrant Agent shall not be responsible for any liabilities that may arise pursuant to Odyssey’s administration of the warrant agency after the Transfer Date.

4.	The Warrant Agent hereby transfers and assigns to Odyssey, upon the agency expressed in the Warrant Agreement, all rights, powers, duties and obligations of the Warrant Agent under the Warrant Agreement, effective as of the Transfer Date.

5.	Notwithstanding any of the foregoing, the resignation, discharge, appointment, transfers, assignments and other agreements provided for herein will not be effective unless this Agreement has been executed by all of the parties hereto, whether upon the original instrument, by electronic signature or in counterparts, or any combination thereof, and unless all preconditions to such resignation, discharge, appointment, transfers, assignments and other agreements as may be set forth in the Warrant Agreement have been fulfilled.

6.	Each party hereto agrees to execute and deliver all such documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms hereof.

7.	This Agreement is supplemental to the Warrant Agreement and shall be read in conjunction therewith. Except only insofar as the same may be inconsistent with the express provisions of this Agreement, all provisions of the Warrant Agreement shall apply to and shall have effect in the same manner as if they and the provisions of this Agreement were contained in one instrument. The form of warrant to be certified by Odyssey from and after the Transfer Date shall be amended, stamped or legended to identify Odyssey as the successor warrant agent but the validity of any warrant certified prior to the Transfer Date shall not be affected by the appointment of Odyssey as successor warrant agent.

8.	Odyssey as successor warrant agent hereby accepts the rights, powers, duties and obligations in the Warrant Agreement declared and provided and agrees to perform the same upon the terms and conditions herein and in the Warrant Agreement set forth.

9.	Notwithstanding the foregoing, the protection and indemnities, including those contained in Section 8.4 of the Warrant Agreement, provided to the Warrant Agent thereunder shall survive the resignation of the Warrant Agent and termination or discharge of the Warrant Agreement.

10.	The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York.

11.	This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

12.	This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

[Signature page follows.]

In witness whereof this Agreement has been duly executed by the parties hereto as of the date first above written.

SPRING VALLEY ACQUISITION CORP. III

By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steven Vacante
Name:	Steven Vacante
Title:	Vice President

ODYSSEY TRANSFER AND TRUST COMPANY

By:	/s/ Rebecca Paulsen
Name:	Rebecca Paulsen
Title:	President

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